Exhibit 23.1

CONSENT OF GRANT THORNTON LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 8, 2007, accompanying the consolidated financial statements (which report expressed an unqualified opinion and contains an explanatory paragraph relating to California Micro Devices Corporation’s adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment) and management’s assessment of the effectiveness of internal control over financial reporting (which report expressed an unqualified opinion on management’s assessment and on the effective operation of internal control over financial reporting) included in the Annual Report of California Micro Devices Corporation on Form 10-K for the year ended March 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of California Micro Devices Corporation on Forms S-8 (File No. 333-120313 effective November 9, 2004, File No. 333-108443 effective September 2, 2003, File No. 333-102199, effective December 24, 2002, File No. 333-88250, effective May 15, 2002, File No. 333-69268, effective September 12, 2001, File No. 333-43138, effective August 4, 2000, File No. 333-90919, effective November 12, 1999, File No. 333-61833, effective August 19, 1998, File No. 333-44959, effective January 27, 1998, File No. 333-10257, effective August 15, 1996, File No. 033-61907, effective August 17, 1995, File No. 033-84758, effective October 6, 1994, File No. 033-39000, effective February 20, 1991, and File No. 033-22836, effective June 29, 1988, and Forms S-3 (File No. 333-113695, effective March 17, 2004, File No. 333-108417, effective September 23, 2003, File No. 333-102198, effective February 25, 2003, File No. 333-76206, effective May 15, 2002, File No. 333-44986, effective September 8, 2000, File No. 333-91073, effective November 16, 1999, and File No. 033-76986, effective March 28, 1994).

/s/ GRANT THORNTON LLP
San Jose, California
June 8, 2007